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SCHEDULE 14A INFORMATION

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US ONCOLOGY, INC.

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US Oncology, Inc.	News Release
16825 Northchase Drive, Suite 1300
Houston, Texas 77060
www.usoncology.com

For Immediate Release

US Oncology Announces Filing of Lawsuits Concerning Merger Agreement

with Affiliate of Welsh, Carson, Anderson & Stowe

Houston, TX, March 24, 2004—US Oncology, Inc. (Nasdaq: USON) announced today that two purported class action lawsuits have been filed naming the company and each of its directors as defendants. One of the lawsuits also names as a defendant Welsh, Carson, Anderson & Stowe IX, L.P., an investment partnership which owns approximately 14.5% of US Oncology’s common stock.

The complaints allege, among other things, that the defendants have breached their fiduciary duties to the stockholders of US Oncology by entering into the merger agreement that was announced on March 22, 2004 for the proposed merger of the company with Oiler Acquisition Corp., an affiliate of Welsh Carson. Among other things, the consideration offered in the merger is alleged to be inadequate and a result of unfair dealing. The complaints seek an injunction against the proposed transaction or, if it is consummated, rescinding the transaction, as well as money damages, attorneys’ fees, expenses and other relief. The company believes that a third lawsuit containing substantially similar allegations has been filed, and additional lawsuits could be filed in the future.

The company stated that it believes that these lawsuits lack merit and it intends to vigorously defend them.

The lawsuits were filed in the Court of Chancery of the State of Delaware by purported stockholders of the company on behalf of all similarly situated stockholders. Each alleges that a class should be certified and the plaintiff be named as representative of the purported class.

US Oncology’s Board of Directors approved the transaction following the unanimous recommendation of a special committee composed of independent directors that retained separate counsel and a financial advisor, negotiated the merger agreement, and received a fairness opinion. Under the terms of the merger agreement, the holders of US Oncology common stock, other than Welsh Carson, will receive $15.05 per share in cash for their shares. Upon completion of the proposed merger, US Oncology will become a privately held company. The closing of the transaction is subject to various conditions contained in the merger agreement, including the approval by the holders of a majority of US Oncology’s shares held by stockholders other than Welsh Carson and members of senior management participating in the transaction, in addition to majority stockholder approval statutorily required for a merger. The merger agreement allows US Oncology until April 6, 2004 to actively solicit other possible bidders and, thereafter, subject to certain conditions, to respond to unsolicited inquiries by other persons interested in acquiring the company. Should a superior offer be received and accepted, US Oncology may, subject to certain conditions (including payment of a “break-up” fee of $12 million), terminate the merger agreement with the Welsh Carson affiliates.

Additional Information and Where to Find It

The proposed transaction will be submitted to US Oncology’s stockholders for their consideration, and US Oncology will file with the SEC a proxy statement to be used to solicit stockholder approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. US Oncology stockholders are urged to read the proxy statement regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about US Oncology, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to: US Oncology, Inc., 16825 Northchase Drive, Suite 1300, Houston, Texas 77060, Attention: Investor Relations, or by telephone at (832) 601-8766 or by e-mail to steve.sievert@usoncology.com.

Participants in the Solicitation

US Oncology and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the US Oncology stockholders in favor of the transaction. Information concerning persons who may be deemed participants in the solicitation of US Oncology stockholders under the rules of the SEC is set forth in public filings filed by US Oncology with the SEC, including US Oncology’s proxy statement for its 2003 annual meeting filed with the SEC on May 21, 2003, and will be set forth in the proxy statement when it is filed with the SEC.

About US Oncology

US Oncology, headquartered in Houston, Texas, is America’s premier cancer-care services company. The company provides comprehensive services to a network of affiliated practices comprising more than 875 affiliated physicians in over 470 sites, including 78 integrated cancer centers, in 32 states. These practices care for approximately 15 percent of the country’s new cancer cases each year.

US Oncology’s mission is to enhance access to high-quality cancer care in America. The company’s strategies to accomplish this mission include: (a) helping practices lower their pharmaceutical and administration costs, (b) providing the capital and expertise to expand and diversify into radiation oncology and diagnostic radiology, (c) providing sophisticated management services to enhance profitability and (d) providing access to and managing clinical research trials. In addition, the company assists practices in negotiations with private payors, in implementing programs to enhance efficiencies with respect to drugs and in expanding service offerings such as positron emission tomography and intensity modulated radiation therapy.

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This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement, such as the inability of Welsh Carson to obtain financing, the failure of US Oncology to obtain stockholder approval or the occurrence of events that would have a material adverse effect on US Oncology as described in the merger agreement. Additional risks and uncertainties relating to the company’s operations include recent legislation relating to prescription drug reimbursement under Medicare, including the way in which such legislation is implemented with respect to modifications in practice expense reimbursement, calculation of average sales price, implementation of third-party vendor programs and other matters, the impact of the recent legislation on other aspects of our business (such as private payor reimbursement, the company’s ability to obtain favorable pharmaceutical pricing, the ability of practices to continue offering chemotherapy services to Medicare patients or maintaining existing practice sites, physician response to the legislation, including with respect to retirement or choice of practice setting, development activities, and the possibility of additional impairments of assets, including management services agreements), reimbursement for pharmaceutical products generally, our ability to maintain good relationships with existing practices, expansion into new markets and development of existing markets, our ability to complete cancer centers and PET facilities currently in development, our ability to recover the costs of our investments in cancer centers, our ability to complete negotiations and enter into agreements with practices currently negotiating with us, reimbursement for health-care services, continued efforts by payors to lower their costs, government regulation and enforcement, continued relationships with pharmaceutical companies and other vendors, changes in cancer therapy or the manner in which care is delivered, drug utilization, increases in the cost of providing cancer treatment services and the operations of the company’s affiliated physician practices. Please refer to the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for 2003 and Current Report on Form 8-K dated March 20, 2004, for a more extensive discussion of factors that could cause actual results to differ materially from the company’s expectations.